Exhibit 99.1

FOR IMMEDIATE RELEASE

SUPERNUS ANNOUNCES PROPOSED OFFERING OF

$75 MILLION OF CONVERTIBLE SENIOR SECURED NOTES

Rockville, MD, April 24, 2013 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN)(“Supernus”) today announced that it intends to offer, subject to market and other considerations, $75.0 million aggregate principal amount of Convertible Senior Notes due 2019 (the “Convertible Notes”) in a private offering.  Supernus also intends to grant to the initial purchasers of the Convertible Notes a 30-day option to purchase up to an additional $15.0 million aggregate principal amount of the Convertible Notes.

The Convertible Notes will be Supernus’ general senior obligations, secured by liens on substantially all of Supernus’ assets. Initially, the Convertible Notes will be convertible at any time. Supernus will initially settle conversions of the Convertible Notes by delivering shares of Supernus common stock at a specified conversion rate. If and when stockholder approval is obtained, in accordance with applicable NASDAQ rules, the Convertible Notes will become convertible only under certain circumstances and during certain periods. Supernus will then settle conversions of the Convertible Notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election. The interest rate, conversion rate and other terms of the Convertible Notes will be determined at the time of pricing of the offering.

The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Neither the Convertible Notes nor any shares of Supernus’ common stock issuable upon conversion of the Convertible Notes have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Supernus Contacts:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591